Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Power Efficiency Corporation
Las Vegas, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report  dated March 30, 2010, relating to the financial statements of Power Efficiency Corporation as of and for the year ended December 31, 2009, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Las Vegas, Nevada

April 30, 2010